FOR IMMEDIATE RELEASE

Contact:     David W. Curtis
             President and Chief Executive Officer
             (508) 587-3210


               CAMPELLO BANCORP, INC. ANNOUNCES RESULTS OF SPECIAL
                 MEETINGS, EXTENSION OF COMMUNITY OFFERING AND
                 COMMENCEMENT OF SYNDICATED COMMUNITY OFFERING

Brockton, Massachusetts, November 5, 2008 - Campello Bancorp, Inc. (the "Company"), the proposed holding company for The Community Bank, A Massachusetts Co-Operative Bank (the "Bank"), announced today that on October 20, 2008 the members of the Bank approved the plan of conversion and establishment and funding of the charitable foundation. In addition, the corporators of Campello Bancorp approved the inter-company merger that is contemplated by the plan of conversion.

Orders for common stock received by the October 30, 2008 offering deadline, as extended, were not sufficient to reach the minimum of the offering range. As a result, the Company announced today that it has further extended the community offering portion of its initial public offering until November 7, 2008. In addition, the Company announced the commencement of a syndicated community offering to sell to the general public shares of common stock not subscribed for in the subscription and community offerings. Orders placed by depositors of the Bank and community members during the subscription, community and extended community offerings will be maintained by the Company, with interest continuing to accrue on subscribers' funds, until the offering is completed.

The $10.00 per share price and purchase limits will apply to the newly extended community offering and the syndicated community offering. The individual and "in concert" maximum purchase limits are both 85,000 shares, in all categories of the offering combined.

The Company also announced that, subject to market conditions, independent appraiser review and regulatory approvals, the Company expects to sell in the aggregate 1,700,000 shares (the minimum of the offering range stated in the Company's prospectus dated September 11, 2008).

Finally,   the  Company  announced  that  it  is  reviewing  the  U.S.  Treasury
Department's Capital Purchase Program and, if suitable and permissible, the Company may apply for potential participation in such program.

During the extended community offering, orders to purchase common stock may be placed by any person who received offering materials during the original subscription and community offering period or the initial extended community offering, whether or not such person submitted an order by October 30, 2008.

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Additionally,  other  members of the public may request  offering  materials  by contacting the Stock Information Center at 1-(866) 936-6150, Monday through Friday between 10:00 a.m. and 4:00 p.m., Massachusetts time. Stock order forms, plus full payment, must be received by 12:00 noon, Massachusetts time, on November 7, 2008.

The syndicated community offering is expected to conclude during the week of November 17, 2008. Stifel Nicolaus & Company, Incorporated is acting as sole book-running manager for the syndicated community offering which will be conducted on a best efforts basis.

Questions regarding the syndicated community offering should be directed to Stifel, Nicolaus & Company, Incorporated's Syndicate Department. The phone number for Stifel, Nicolaus & Company, Incorporated's Syndicate Department is
(973) 549-4350.

Consummation of the offering remains subject to, among other things, the sale of at least 1,700,000 shares and the receipt of regulatory approvals.

This press release contains forward-looking statements about the offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Campello Bancorp, Inc. and The Community Bank, A Massachusetts Co-Operative Bank are engaged.

The shares of common stock offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, or by the Share Insurance Fund. A registration statement relating to the common stock has been filed with the Securities and Exchange Commission. This press release is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus of Campello Bancorp, Inc. forming part of the registration statement.